AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1999
                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               GETTY IMAGES, INC.
             (Exact name of Registrant as specified in its charter)


          DELAWARE                          7389                 98-0177556
(State or other jurisdiction    Primary Standard Industrial   (I.R.S. Employer
    of incorporation or         Classification Code Number)  Identification No.)
       organization)

                         2101 FOURTH AVENUE, FIFTH FLOOR
                            SEATTLE, WASHINGTON 98121
                                 (206) 695-3400
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              SUZANNE L. PAGE, ESQ.
                                 GENERAL COUNSEL
                               GETTY IMAGES, INC.
                         2101 FOURTH AVENUE, FIFTH FLOOR
                            SEATTLE, WASHINGTON 98121
                                 (206) 695-3400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a Copy to:
                             Stephen M. Besen, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8574

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable following the effective date.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

---------------------------------------- --------------------- ---------------------- ---------------------- -----------------------
                                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO        AMOUNT TO BE       OFFERING PRICE PER     AGGREGATE OFFERING          AMOUNT OF
             BE REGISTERED                  REGISTERED(1)             UNIT(2)               PRICE (2)           REGISTRATION FEE
---------------------------------------- --------------------- ---------------------- ---------------------- -----------------------
Common stock, $.01 par value, of
Getty Images, Inc.                            1,561,010              $20.1875              $31,512,889             $8,760.59
---------------------------------------- --------------------- ---------------------- ---------------------- -----------------------


(1) In addition to the shares listed on the table, the amount to be registered includes an indeterminable number of securities as may be issuable upon exchange of the exchangeable non-voting shares of 3032097 Nova Scotia Limited, as this number is subject to adjustment from time to time.

(2) Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.


           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8, MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE WOULD NOT BE PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 1999

                                1,561,010 SHARES
                               GETTY IMAGES, INC.
                                  COMMON STOCK


           Certain of our stockholders are offering the shares of common stock. We will not receive any proceeds from the sale of the shares.

           Each of the selling stockholders may sell the shares of common stock from time to time on terms to be determined at the time of sale. To the extent required, the specific shares to be sold and the terms of the offering with respect to a particular sale will be set forth in an accompanying prospectus supplement. We have paid substantially all of the costs of this offering, estimated at $80,000.

           The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be underwriters under the Securities Act of 1933, as amended. Any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

           Our common stock is quoted on The Nasdaq National Market under the symbol "GETY". On September 2, 1999, the reported last sale price for our common stock was $19 3/8 per share.

           See "Risk Factors", beginning on page 8, to read about factors you should consider before buying shares of the common stock.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.

                THE DATE OF THIS PROSPECTUS IS _________ __, 1999

           In this prospectus, references to "dollars" or "$" are to United States dollars and references to "pounds sterling" or "L" are to United Kingdom pounds sterling. This prospectus contains trademarks and registered trademarks of Getty Images and other companies.

                              AVAILABLE INFORMATION

           Getty Images is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission. You may inspect and copy reports and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at 7 World Trade Center, Room 1300, 13th Floor, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. You can also obtain copies of these materials by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. These reports and other information are also available at a website maintained by the SEC that contains reports, proxy and information statements and other information that registrants file electronically with the SEC. The address of this site is: http://www.sec.gov. In addition, you may inspect and copy this material at the offices of the National Association of Securities Dealers, Inc., 1935 K Street, N.W., Washington, D.C. 20006. Our common stock is quoted on The Nasdaq National Market under the symbol "GETY".

           We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act with respect to the offering of the securities. This prospectus does not contain all of the information in the Registration Statement. For further information about Getty Images, please see our Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           We have filed the following documents with the SEC and these documents are incorporated by reference in this prospectus:

         1. Our Registration Statement on Form 8-A filed with the SEC on February 9, 1998;

         2. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         3.       Our Proxy Statement on Form 14-A filed with the SEC on April
                  5, 1999;

         4. Our Quarterly Report on Form 10-Q for the three months ended March 31, 1999;

         5. Our amended Quarterly Report on Form 10-Q for the three months ended March 31, 1999; and

         6. Our Quarterly Report on Form 10-Q for the three months ended June 30, 1999.

           All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the Registration Statement of which this prospectus forms a part and prior to the date of the termination of this offering shall be deemed to be incorporated by reference into this prospectus and be a part of it from the dates of filing of these documents.

           Any statement contained in a document incorporated or deemed to be incorporated by reference into this document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document subsequently filed with the SEC which also is or is deemed to be incorporated by reference, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

           We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits (unless an exhibit is specifically incorporated in this prospectus by reference). You should direct requests to Getty Images, Inc., 2101 Fourth Avenue, Fifth Floor, Seattle, Washington 98121, Attention:
Suzanne L. Page (telephone: (206) 695-3400).

           No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus, and, if given or made, that information or those representations must not be relied upon as having been authorized by Getty Images or the selling stockholders. this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered in this prospectus or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where that offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, create any implication that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to their respective dates.


                    -----------------------------------------

                                TABLE OF CONTENTS



AVAILABLE INFORMATION.........................................4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............4

SUMMARY.......................................................6

RISK FACTORS..................................................8

USE OF PROCEEDS..............................................15

SELLING STOCKHOLDERS.........................................15

PLAN OF DISTRIBUTION.........................................16

LEGAL MATTERS................................................17

EXPERTS .....................................................17

                                     SUMMARY

           You should read the following summary together with the more detailed information about our company and our financial statements and the notes to those statements included or incorporated elsewhere in this prospectus. In addition, you should carefully consider the information set forth or referred to under the heading "Risk Factors." Unless otherwise indicated or the context otherwise requires, all references to "Getty Images" or "us" include Getty Images, Inc. and its direct and indirect subsidiaries.

                            BUSINESS OF GETTY IMAGES

           Getty Images (getty-images.com) is a leading global visual content provider offering products and services over our Web sites and through a diverse set of channels. We own or control content products across most major categories of the visual content industry. Through our e-commerce enabled Web sites and international network of wholly owned offices, agents and distributors, we are able to provide our customers access to image and footage products.

           Our visual content brands and businesses include Allsport (allsport.com), a leading provider of global sports photography; Energy Film Library (digital-energy.com), a leading provider of stock footage; Liaison Agency (liaisonphoto.com), a leading provider of North American news and reporting photography; Hulton Getty (hultongetty.com), one of the largest commercially available collections of archival photography; Tony Stone Images (tonystone.com) and PhotoDisc (photodisc.com), leaders in contemporary stock photography; and Art.com, Inc. (art.com), an on-line seller of framed and unframed artwork and other art products.

           We recently completed the acquisition of EyeWire Partners, Inc., one of the largest providers of royalty-free photography, video, audio, typefaces, software and other design resources to creative professionals and business users. The acquisition of EyeWire, a successful e-commerce brand with an entirely digital business (www.eyewire.com), supports and accelerates our strategy of migrating the visual content industry from an analog to a digital platform.

           We have more than 30 million images and 15,000 hours of film footage, worldwide. In terms of revenue, we believe we are the largest provider of stock photography image products in the business-to-business market, both on the Web and through all distribution channels combined.

           Our customers today range from large corporations to small businesses and include advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. We believe that the demand for visual communication and related products and services is growing as a result of an increase in the numbers of channels of communication, increasing reliance on moving and still imagery, and improvements in ease of use of and access to images. A key element of our strategy is to drive the migration of the visual content industry to the Web and to promote growth in the use of image products and services. Initiatives in these areas include seeking strategic partnerships directed at driving traffic to our existing and planned Web sites and potential alliances to develop the small office/home office, or business user, and consumer markets.

           Currently, we market and distribute our imagery products through a diverse and broad set of channels. We have e-commerce enabled Web sites, allsport.com, photodisc.com, and tonystone.com, for our highest revenue generating brands. These Web sites allow our customers to shop for, purchase and receive our image products anywhere, anytime, and also provide value-added services to customers. In addition to our e-commerce properties, we have an international network of wholly owned offices, including offices in Seattle, London, Amsterdam, Barcelona, Brussels, Calgary, Chicago, Copenhagen, Dubai, Hamburg, Hong Kong, Los Angeles, Melbourne, Munich, New York, Paris, Sao Paulo, Stockholm, Sydney, Tokyo, Toronto and Vienna and agents and distributors in more than 54 countries, which provide local, market specific support and services for both traditional and on-line customers as well as market intelligence and branding. We also promote our products through print and CD-ROM catalogs which are distributed widely to existing and potential customers and through print and Web advertising.

                               RECENT DEVELOPMENTS

           On August 5, 1999, we acquired EyeWire Partners, Inc., an Alberta corporation. In the transaction, EyeWire stockholders received an aggregate of 1,561,010 exchangeable shares of a newly formed Nova Scotia subsidiary of our company. Each exchangeable share is exchangeable for one share of our common stock. In addition, the 183,318 outstanding EyeWire employee stock options were converted into options to acquire an aggregate of 292,324 shares of our common stock.

                                 OFFICE LOCATION

           Our principal executive offices are located at 2101 Fourth Avenue, Fifth Floor, Seattle, WA 98121, and our telephone number at that address is
(206) 695-3400.

                                  THE OFFERING

Common stock offered by certain selling
 stockholders.......................................         Up to 1,561,010 shares(1)

Common stock outstanding............................         35,586,579 shares(2)
                                                             ----------

Use of proceeds.....................................         We will not receive any proceeds from the issuance or resale of the shares of common stock by the selling stockholders
Nasdaq National Market
Symbol..............................................         "GETY"


(1) Shares of common stock being offered by certain persons, or their assigns, who received shares of common stock in consideration for the sale to us of businesses previously owned by such persons.

(2) Does not include 8,868,089 shares of common stock issuable upon exercise of our outstanding stock options.


                                  RISK FACTORS

           See "Risk Factors" for a discussion of factors that you should consider in evaluating an investment in our common stock.

                                  RISK FACTORS

           You should carefully consider the risks described below before making any investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you might lose all or part of your investment.

           This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements based on our current expectations, assumptions, estimates and projections about our company and our industry. When used in this prospectus and documents incorporated by reference, the words "believes," "anticipates," "intends," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking statements as a result of a number of factors, as more fully described in this section and elsewhere in this prospectus and the documents incorporated by reference.

OUR FUTURE GROWTH WILL DEPEND IN LARGE MEASURE UPON GROWTH IN DEMAND FOR VISUAL CONTENT

           Our future growth and profitability will depend in large measure upon growth in demand for visual content. A visual content industry with identifiable categories and growth characteristics is a relatively recent development. The industry is fragmented across all categories and is experiencing significant structural and technological changes, including substantial consolidation. To the extent that the visual content industry, or any sector of that industry in which we operate or hope to operate, including the corporate, business user or consumer markets, does not develop as we anticipate, the value of our business or our results of operations or financial condition may be adversely affected.

WE MUST ADAPT TO RAPID TECHNOLOGICAL CHANGE IN OUR LINES OF BUSINESS

           Our success will depend, in part, upon our ability to adapt to new technological developments in the visual content and e-commerce industries and to develop new services and technology that address the needs of our customers and prospective customers on a cost-effective and timely basis. In response to technological changes, we have invested, and will continue to invest, in new technologies to keep pace with new developments, such as advances in e-commerce related technologies including search systems and other tools for customers using digital images and technologies used in producing digital images. We believe that market demand for images is rapidly shifting towards an e-commerce model, particularly in more developed markets. We will have to rely on third parties for a portion of the hardware, software and software tools that we will use in our businesses. These include tools that enable customers and potential customers, through our Web sites, to access, search and license images and other products and services, if developed by us. If our suppliers fail to upgrade or support these systems, our business, financial condition or results of operations could be adversely affected. We may not be able to successfully use new software and other technologies effectively or adapt our third-party technology and systems to customer requirements or emerging industry standards.

WE FACE SIGNIFICANT COMPETITION IN THE VISUAL CONTENT INDUSTRY

           The visual content industry is very competitive. We compete with a number of large and small visual content providers. Some of our competitors, such as The Image Bank (TIB), Visual Communications Group (VCG) and Corbis, may have access to greater financial, marketing and other resources than we do. We also compete locally with respect to certain content or products with a number of general and specialized content companies, many of which are well-established in their local, content or product specific markets. We compete indirectly with commissioned work in contemporary photography and footage areas. New entrants into the visual content industry could increase if technological advances make archiving, searching and digital delivery systems more affordable, which could result in lower average sales prices. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face will not have a material adverse effect on our business, financial condition or results of operations.

IF WE ARE UNABLE TO INTEGRATE ACQUIRED COMPANIES AND MANAGE GROWTH AND EXPANSION, OUR BUSINESS COULD BE ADVERSELY AFFECTED

           Our company was formed by the acquisition of several companies that previously had operated independently. We continue to seek and make acquisitions including our recent acquisitions of Art.com and EyeWire. The process of coordinating and integrating acquired companies will require substantial attention from management and could cause the interruption of, or a loss of momentum in, the activities of any of the companies' businesses. We expect this process of integration will accelerate over time. If it does not, however, it could have a material adverse effect on the combined operations of these companies, at least in the near term. Additional acquisition-related factors that will adversely affect our reported operating results and will cause reported net income in future periods to be negative include:

         -        significant goodwill amortization charges

         -        one-time transaction costs and

         -        other related one-time reorganization charges.

Following the acquisitions of PhotoDisc and Allsport, we incurred non-recurring integration and restructuring costs of $13.8 million during 1998 to integrate these businesses. Further integration of our existing and future businesses may result in similar or greater integration and restructuring costs.

           In addition, our individual brands have grown rapidly in recent years. Our ability to compete effectively and to manage future growth will require us to monitor and upgrade our financial and management controls and to re-orient management of acquired businesses to our operating philosophy. In addition, we will need to develop and expand management information systems and to recruit and train personnel. If we are unable to manage our recent and future growth and expansion successfully, our financial condition and results of operations could be adversely affected.

RECENT ACQUISITIONS HAVE CREATED GOODWILL WHICH MUST BE AMORTIZED AND CHARGED AGAINST OUR EARNINGS

           PhotoDisc and Allsport in February 1998 have generated approximately $242 million in goodwill and $51 million of other intangibles. The acquisitions of Art.com in May 1999 and EyeWire in August 1999 have generated approximately $122 million and $32 million of goodwill, respectively. These acquisitions will result in a substantial annual charge to be amortized against our earnings in future periods. Our management considers that a period of twenty years with respect to goodwill relating to PhotoDisc and Allsport, three years with respect to goodwill relating to Art.com, and seven years with respect to goodwill relating to EyeWire, are reasonable amortization periods and that other intangibles should be amortized over one to three years. We could, however, be required to write-down the unamortized value of such good will in the future at an accelerated rate in the event that it suffers an impairment in value. Any future acquisition we do could generate goodwill and other intangibles that would result in similar charges to be amortized against our future earnings.

TWO GROUPS OF STOCKHOLDERS CAN EXERCISE SIGNIFICANT INFLUENCE OVER OUR BUSINESS AND AFFAIRS AND MAY HAVE INTERESTS DIFFERENT TO YOURS

           Two groups of stockholders own substantial percentages of the outstanding shares of common stock and as a result are in a position to exert significant influence in the election of our directors and other corporate actions that require stockholder approval. The first group, the Getty Group, collectively owns approximately 24 percent of the outstanding shares of common stock as of September 1, 1999 and is comprised of the following persons and entities:

         - Getty Investments L.L.C., a Delaware limited liability company (or Getty Investments)

         - The October 1993 Trust (a trust established for the benefit of Mr. Mark Getty and members of his immediate family)

         - The JD Klein Family Settlement (a trust established for the benefit of Mr. Jonathan Klein and members of his immediate family)

         -        Mr. Mark Getty and

         -        Mr. Jonathan Klein.

           The second group, the Torrance Group, collectively owns approximately 19 percent of the outstanding shares of common stock as of September 1, 1999 and is comprised of the following persons and entities:

         -        PDI, L.L.C.

         -        Mr. Mark Torrance

         -        Ms. Wade Ballinger (Torrance) and

         -        certain of their family members.

Pursuant to the Shareholders' Agreement among our Company, the Getty Group and the Torrance Group, none of the members of the Getty Group or the Torrance Group may transfer their shares of common stock except pursuant to the terms of that agreement. In addition to ownership of common stock, certain members of each of the Getty Group and the Torrance Group have management and director roles within our company that increase their influence over our company.

           In addition, each of these persons and entities listed below, who collectively owned approximately 11 percent of the outstanding shares of common stock as of September 1, 1999, acquired their shares of common stock in connection with our acquisition of Art.com on May 4, 1999, and, since each acquired their shares on the same date and in the same manner as the others, they may have similar interests, relating to the ownership and disposition of those shares, which may differ from yours:

         -        Mr. William A. Lederer

         - SoftBank Technology Ventures IV, L.P. and SoftBank Technology Advisors Fund, L.P.

         -        Benchmark Capital Partners II, L.P., Benchmark Founders' Fund
                  II, L.P.,

         - Benchmark Founders' Fund II-A, L.P. and Benchmark Members' Fund II, L.P.

         -        Sandler Capital IV Partners, L.P. and Sandler Capital IV Fte.
                  Partners, L.P.

         -        Minotaur Partners, L.P.

         -        Mr. Mitch Friedman

         -        Mr. Douglas Kahn

         -        First Portland Corporation and

         -        certain of their family members.

           Certain members of each group also have other rights and relationships with us.

WE DEPEND SIGNIFICANTLY UPON CERTAIN KEY PERSONNEL

           We believe that our performance depends, to a significant extent, upon the services of our senior management and other key personnel, including, in particular, Mr. Mark Getty, Executive Chairman, and Mr. Jonathan Klein, Chief Executive Officer. The loss of the services of either of Messrs. Getty or Klein could materially adversely affect our future prospects. Messrs. Getty and Klein are each parties to an Employment Agreement with us or our subsidiaries for a minimum period of three years, commencing as of February 9, 1998.

           Our future success will also depend upon our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, new product development, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, hire, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary technical, managerial, new product development, editorial, merchandising, marketing and customer service personnel could have a material adverse effect on our business, financial condition or results of operations.

AS AN E-COMMERCE BUSINESS, WE FACE UNIQUE RISKS RELATED TO SYSTEMS FAILURE AND OBSOLESCENCE

           A key component of our strategy is the increased digitization of our products and their delivery via the Internet. As a result, a substantial portion of our revenues is and will continue to be dependent on customers' access to our Web sites. We have experienced occasional system interruptions that make our Web sites unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of images licensed and the attractiveness of our products and services. These interruptions will continue. We will need to add additional software and hardware and upgrade our systems and network infrastructure to accommodate increased traffic on our Web sites and increased sales volume. Without these upgrades, we would face additional system interruptions, slower response times, diminished customer service, impaired quality and speed of order fulfillment, and delays in our financial reporting. We cannot accurately project the rate or timing of any increases in traffic or sales volume on our Web sites and, therefore, the integration and timing of these upgrades are uncertain.

           We maintain substantially all of our computer and communications hardware necessary for servicing our Web customers at a single facility in Seattle, Washington. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Computer viruses, physical or electronic break-ins and similar disruptions could cause system interruptions, delays and loss of critical data and could prevent us from providing services and accepting and fulfilling customer orders.

           Our future growth in sales and profitability will depend in part on the effectiveness of our use of the Internet and other on-line services as a medium of commerce. Technology in the on-line commerce industry changes rapidly. Customer functionality requirements and preferences also change. Competitors often introduce new products and services with new technologies. These changes and the emergence of new industry standards and practices could render our existing Web sites and related proprietary technology obsolete. To succeed, we must enhance Web site responsiveness, functionality and features, acquire and license leading technologies, enhance our existing services, develop new services and technology and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. There can be no assurance that we will be able to adapt quickly enough to changing customer requirements and industry standards.

CHANGES IN FOREIGN EXCHANGE RATES COULD ADVERSELY AFFECT THE RESULTS OF OUR NON-U.S. BASED OPERATIONS

           We publish our consolidated financial statements in U.S. dollars and conduct a portion of our business in currencies other than U.S. dollars, particularly the United Kingdom pound sterling, German mark, French franc and the Euro. As a result, we are exposed to changes in the value of currencies against the U.S. dollar. Fluctuations in the values of currencies against the U.S. dollar could affect the translation of the results of non-U.S. based operations into U.S. dollars for inclusion in our consolidated financial statements.

OUR RIGHT TO USE THE GETTY TRADEMARKS IS SUBJECT TO FORFEITURE

           Through our subsidiaries, we own trademarks and trademark applications in respect of the names Getty Communications and Hulton Getty, and derivatives thereof (including the name "Getty") and the related logo, collectively, the Getty Trademarks. In the event that we become controlled by a third party or parties not affiliated with the Getty family, Getty Investments has the right to call for an assignment to it, for a nominal sum, of all rights to the Getty Trademarks. After an assignment, we will have 12 months in which we will be permitted to continue to use the Getty Trademarks. After that, we will no longer be able to use them. Although our product brands currently are Allsport, Energy Film Library, Liaison Agency, Hulton Getty, PhotoDisc, Art.com, Tony Stone Images, and EyeWire, "Getty" is used as a corporate identity for some of our subsidiaries and our company. Hulton Getty is also a Getty Trademark. We plan to use "Getty" as a product or service brand in the future. The exercise by Getty Investments of its right to cause an assignment of the Getty Trademarks might have a material adverse effect on our business, financial condition or results of operations. The existence of the right of Getty Investments to cause an assignment of the Getty Trademarks may have a negative impact on the amount of consideration that a potential acquirer would be willing to pay to acquire our common stock.

WE WILL FACE SIGNIFICANT COMPETITION AND OTHER RISKS IN IMPLEMENTING OUR STRATEGIC ALLIANCE AND ACQUISITION STRATEGY

           Our strategy depends, in part, on our ability to drive customers to our Web sites and to encourage and take advantage of the growth of new markets. We believe that we are well positioned to accomplish both of these tasks and will seek strategic alliances and acquisitions to drive traffic and create new markets, products and services. The market for these types of alliances and acquisitions, particularly in areas related to e-commerce, is highly competitive and there can be no assurance that we will be successful in negotiating such alliances or acquisitions on favorable terms. We cannot be sure that any alliances or acquisitions we enter will assist us in attaining our goals.

           Acquisitions also involve a number of other risks that could adversely affect our business, financial condition or results of operations. These include the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies and the potential loss of key employees. We cannot be sure that we will be able to identify any suitable acquisition candidates or to make any acquisitions or that any acquisition we make will not adversely affect our business, financial condition and results of operations or that any acquisition will enhance our business.

OUR CURRENT AND POTENTIAL FUTURE DEBT COULD CREATE FUTURE FINANCING AND PLANNING DIFFICULTIES

           On May 20, 1998, we completed the issue of $75 million convertible notes due 2003. These notes carry a coupon of 4.75 percent and are convertible into 2.6 million shares of our common stock at a conversion price of $28.51 per share, subject to adjustments in certain circumstances. The notes are generally unsecured subordinated obligations. We also borrow additional funds from time to time and may incur substantial additional debt in the future. Indebtedness could:

         - make it difficult to make principal and interest payments on the convertible subordinated notes

         - make it difficult to obtain necessary financing for working capital, capital expenditures, debt service requirements and other purposes

         - limit our flexibility in planning for, or reacting to, changes in the business and competition and

         - make it more difficult to react in the event of an economic downturn.

OUR STOCK PRICE HAS BEEN VOLATILE AND FUTURE SALES OF SUBSTANTIAL NUMBERS OF OUR SHARES COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR SHARES

           There has been significant volatility in the market price of shares of our common stock. Trading prices may continue to fluctuate in response to a number of events and factors, such as:

         - quarterly variations in operating results and announcements of innovations

         - new products, services and strategic developments by us or our competitors

         -        business combinations and investments by us or our competitors

         -        changes in our revenues, expense levels, or profitability

         - changes in financial estimates and recommendations by securities analysts

         -        performance by other visual content companies and

         - news reports relating to trends in the visual content, Internet or other product or service industries.

           Any of these events may cause the price of our shares to fall, which may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for e-commerce companies in particular have experienced significant volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of our shares, regardless of our operating performance.

           In addition, sales, or the possibility of sales, of substantial numbers of shares of common stock in the public market could adversely affect prevailing market prices of shares of common stock. Some of our stockholders have the right, pursuant to various registration rights agreements, to request that we register their shares of common stock for resale under the Securities Act. In addition, our employees hold a significant number of options to purchase shares, many of which are presently exercisable. Many employees may exercise their options and sell shares shortly after the options become exercisable, particularly if they need to raise funds to pay for the exercise of options or to satisfy tax liabilities that they may incur in connection with exercising their options.

YEAR 2000 PROBLEMS WITH THE PRODUCTS OR SYSTEMS OF OUR CRITICAL SUPPLIERS OR OTHER THIRD PARTIES COULD ADVERSELY AFFECT OUR BUSINESS

           We have developed a plan to modify our information technology and other systems to recognize the Year 2000 and have begun converting our critical data processing and other systems. We have completed a review of our significant suppliers and service providers to determine the extent to which our systems may be vulnerable if those third parties fail to address and correct their own Year 2000 issues. We cannot guarantee that the systems of suppliers or other companies on which we rely will be Year 2000 compliant. Their failure to convert their systems could disrupt our systems. In addition, the computer systems necessary to maintain the viability of the Internet or any of the Web sites that direct consumers to our on-line stores may not be Year 2000 compliant. Finally, computers used by our customers to access our on-line stores may not be Year 2000 compliant, delaying their purchases of our products. We are in the process of developing a formal contingency plan. We cannot guarantee that our systems will be Year 2000 compliant or that the Year 2000 problem will not adversely affect our business, which includes limiting or precluding customer purchases.

THE TRANSITION TO THE EURO WILL REQUIRE CHANGES IN OUR OPERATIONS AND SYSTEMS

           A new European currency was implemented in January 1999 to replace the separate currencies of eleven Western European countries. This is requiring changes in our operations as we modify systems and commercial arrangements to deal with the new currency. Modifications are necessary in operations such as payroll, benefits and pension systems, contracts with suppliers and customers and internal financial reporting systems. Although a three-year transition period is expected during which transactions may also be made in the old currency, this is requiring dual currency processes for our operations. We have identified the issues involved and are developing and implementing solutions. The cost of this effort is not expected to have a material effect on our business or results of operations. We cannot be sure, however, that we will forsee and correct all problems or that we can prevent material disruption of our business.

PROVISIONS OF OUR CORPORATE DOCUMENTS AND DELAWARE LAW MAY MAKE IT MORE DIFFICULT FOR US TO BE ACQUIRED

           Our board of directors has the authority, without stockholder approval, to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of these shares without any further vote or action by our stockholders. This authority, together with provisions of our amended and restated certificate of incorporation may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. This effect could occur even if our stockholders consider such change in control to be in their best interests. In addition, the concentration of beneficial ownership of our common stock by the Getty Group and the Torrance Group and provisions of Delaware law may have the effect of delaying, deterring or preventing a hostile takeover of our company.

                                 USE OF PROCEEDS

           We will not receive any of the net proceeds from the sale of the shares of common stock offered hereby, all of which proceeds will be received by the selling stockholders.

                              SELLING STOCKHOLDERS

           In connection with our acquisition of EyeWire, pursuant to a Combination Agreement dated August 5, 1999, the former stockholders of EyeWire received an aggregate of 1,561,010 exchangeable non-voting shares of 3032097 Nova Scotia Limited, a wholly owned Nova Scotia subsidiary we formed to complete the EyeWire acquisition. Each exchangeable share is exchangeable for one share of our common stock. The former stockholders of EyeWire must exchange their exchangeable shares into the shares of our common stock that will be sold pursuant to this prospectus.

           Under the terms of a Registration Rights Agreement, dated August 5, 1999, entered into in connection with our acquisition of EyeWire, we agreed to file a registration statement under the Securities Act of 1933 to register the sale of the shares of our common stock issuable to the former EyeWire stockholders, and to keep this registration statement effective until the later of the date which is one year after the date that all exchangeable shares deposited in escrow pursuant to the Combination Agreement are eligible to be released from escrow or eight years after the date this registration statement is declared effective by the SEC. However, our obligation to keep this registration statement effective will terminate when all of the common stock covered by this registration statement has been sold pursuant to this registration statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in the delivery of new securities not subject to transfer restrictions under the Securities Act. Accordingly, 1,561,010 shares of our common stock covered by this prospectus are being offered by the former EyeWire stockholders.

           All of the selling stockholders except Richard M. Barno and John T. Ramsay have agreed not to, without our consent, sell any exchangeable shares or shares of our common stock prior to July 1, 2000 except that each may sell up to one-half of their exchangeable shares or common stock commencing three business days after the initial public release of our year end results and earnings for the year ending December 31, 1999.

           The following table sets forth certain information regarding the selling stockholders.

                                                                SHARES OF                               SHARES OF
                                                        COMMON STOCK OFFERED FOR                      COMMON STOCK
                                                          STOCKHOLDER'S ACCOUNT                    BENEFICIALLY OWNED
                                                                                                   AFTER THE OFFERING
                                                  -------------------------------------- ------------------ ---------------------
NAME OF BENEFICIAL OWNER                                         NUMBER                       NUMBER           PERCENTAGE(1)
-------------------------------------------       -------------------------------------- ------------------ ---------------------
Bradley E. Zumwalt                                              546,228                          0                   *

Tanya M. Zumwalt                                                512,565                          0                   *

Brock V. Bohonos                                                 95,627                          0                   *

Blake I. Springer                                                87,979                          0                   *

John T. Ramsay                                                   3,827                           0                   *

Richard M. Barno                                                103,640                          0                   *

Patti C. Acheson                                                 71,911                          0                   *

Grant D. Hutchinson                                              38,250                        4,240                 *



                                       15

                                                                SHARES OF                               SHARES OF
                                                        COMMON STOCK OFFERED FOR                      COMMON STOCK
                                                          STOCKHOLDER'S ACCOUNT                    BENEFICIALLY OWNED
                                                                                                   AFTER THE OFFERING
                                                  -------------------------------------- ------------------ ---------------------
NAME OF BENEFICIAL OWNER                                         NUMBER                       NUMBER           PERCENTAGE(1)
-------------------------------------------       -------------------------------------- ------------------ ---------------------

Drina J. Lazar                                                   33,661                          0                   *

Vivian C. Farris                                                 33,661                          0                   *

Andrew J. Cicherski                                              33,661                          0                   *
                                                              ---------                      -----                 ---

           Total                                              1,561,010                      4,240                   *
                                                              =========                      =====                 ===

-------------------------------
*     Less than 1%.

(1)        Based on the number of shares outstanding on September 2, 1999.

           Other than as set forth above or as a result of the sales of shares to us referred to above, none of the selling stockholders listed above has had any material relationship with us within the past three years.

                              PLAN OF DISTRIBUTION

           The selling stockholders may sell common stock from time to time to purchasers directly in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of the securities or by agreement between the holders and underwriters or dealers who may receive fees of commissions in connection with the sale.

           Any of the selling stockholders may from time to time offer shares of common stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and the purchasers of the shares for whom they may act as agent. Each selling stockholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by them hereby will be the purchase price of the shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Alternatively, the selling stockholders may sell the common stock from time to time on any exchange on which the securities are listed on terms to be determined at the times of the sales. The selling stockholders may also make private sales directly or through a broker or brokers. Transactions through broker-dealers may including block trades in which brokers or dealers will attempt to sell the shares of common stock as agent but may position and resell the block as principal to facilitate the transaction, or one or more underwritten offerings on a firm commitment or best effort basis.

           From time to time, the selling stockholders may transfer, pledge, donate or assign shares of common stock to partners in the applicable selling stockholder, lender or others, each of whom persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of selling stockholders' shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders.

           A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares of common stock by such broker-dealers. In addition, the selling stockholders may, from time to time, sell short the shares of common stock, and in such instances, this prospectus may be delivered in connection with short sales and the shares offered hereby may be used to cover short sales. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledged shares.

           The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of common stock offered by this prospectus may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

           Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of common stock described in this prospectus, and any selling stockholder may transfer, devise or gift securities by other means not described in this prospectus.

           To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, the purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

           We entered into a registration rights agreement in connection with our acquisition of EyeWire pursuant to which we agreed to register the selling stockholders' shares of our common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholders and Getty Images and their respective directors, officers and controlling persons against liabilities in connection with the offer and sale of the shares of our common stock, including liabilities under the Securities Act, and requires them to contribute to payments the parties may be required to make in respect thereof.

           We will pay substantially all of the expenses incurred by the selling stockholders and us incident to the offering and sale of the shares of common stock under this prospectus, excluding any underwriting discounts or commissions. See "Selling Stockholders."

                                  LEGAL MATTERS

            Suzanne L. Page, Esq., General Counsel to Getty Images, will pass upon the validity of the shares of the common stock offered by this prospectus

                                     EXPERTS

           The consolidated balance sheets of Getty Images, Inc. and of its predecessor Getty Communications plc, at December 31, 1998 and December 31, 1997, respectively, and the consolidated statements of operations and cash flows of Getty Images, Inc. for the year ended December 31, 1998 and of Getty Communications plc for the years ended December 31, 1997 and 1996, appearing in our Annual Report on Form 10-K and incorporated by reference herein have been audited by PricewaterhouseCoopers, independent accountants, as stated in their report appearing therein given upon the authority of PricewaterhouseCoopers as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The expenses in connection with the issuance and distribution of the securities being registered, other than commissions and discounts of underwriters, dealers or agents and the fees and expenses of counsel to the selling stockholders, are as follows:

SEC registration fee.....................................          $8,760.59
Legal fees and expenses..................................          25,000.00
Printing and engraving expenses..........................          25,000.00
Accounting fees and expenses.............................          15,000.00
Miscellaneous............................................           6,239.41
                                                            ----------------
                                                            $      80,000.00
                                                            ================


           All of the above expenses, other than the SEC registration fee, are estimates.

           Getty Images has paid substantially all of the expenses of the issuance and distribution of the securities being registered, other than commissions and discounts of underwriters, dealers or agents and the fees and expenses of counsel to the selling stockholders.

ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any controlling person, director or officer of Getty Images is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

           The Delaware General Corporation Law (the "DGCL") provides that a corporation may, and in certain circumstances must, indemnify its directors, officers, employees and agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In any such suit or action brought by or on behalf of the corporation, such indemnification is limited to expenses incurred in defense or settlement of the suit or action. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as, in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The Certificate of Incorporation of Getty Images (the "Certificate of Incorporation") and the Bylaws of Getty Images (the "Bylaws") contain provisions for indemnification of directors and officers and for the advancements of expenses to any director or officer to the fullest extent of the law.

           The DGCL permits corporations to purchase and maintain insurance for directors and officers against liability for expenses, judgments or settlements, whether or not the corporation would have the power to indemnify such persons therefor. The Bylaws permit Getty Images to purchase such insurance.

           Getty Images has also agreed by contract to indemnify the directors and certain officers of Getty Images for certain liabilities incurred by such persons by reason of the fact that such person is a director or officer, provided that such person was acting in good faith.

           Getty Images has entered into registration rights agreements with certain of the selling stockholders. Such agreements provide for indemnification by such selling stockholders of Getty Images and its officers and directors, and by Getty Images of such selling stockholders, for certain liabilities arising under the Securities Act or otherwise.

ITEM 16.   EXHIBITS

EXHIBIT
NUMBER                         DESCRIPTION OF EXHIBITS

2.1* Combination Agreement, dated as of August 5, 1999, among Getty Images, Inc., 3032097 Nova Scotia Limited, EyeWire Partners, Inc. and each of the stockholders of EyeWire Partners, Inc.

4.1(1) Indenture, dated as of May 27, 1998, between Getty Images, Inc. and The Bank of New York, as Trustee

4.2(1)            Form of Note (included in Exhibit 4.1)

4.3(2)            Certificate representing Common Stock

4.4(3)            Amended and Restated Certificate of Incorporation of Getty
                  Images, Inc.

4.5(3)            By-Laws of Getty Images, Inc.

4.6(1) Registration Rights Agreement, dated as of May 27, 1998, among Getty Images, Inc. and BT Alex Brown Incorporated, BankAmerica, Robertson Stephens, Donaldson, Lufkin & Jenrette Securities Corporation and Hambrecht & Quist LLC

4.1* Registration Rights Agreement, dated as of August 5, 1999, by and among Getty Images, Inc. and each of the former stockholders of EyeWire Partners, Inc.

5.1** Opinion of Suzanne L. Page, Esq. regarding legality of securities

23.1*             Consent of PricewaterhouseCoopers, London, England

23.2**            Consent of Suzanne L. Page (included in Exhibit 5.1)

24.1*             Powers of Attorney (contained on page II-6)


---------------------------

 *    Filed herewith.

**    To be filed by amendment.

(1) Incorporated by reference from the Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(2) Incorporated by reference from the Exhibits to the Form 8-A Registration Statement No. 333-38777 of the Registrant.

(3) Incorporated by reference from the Exhibits to the Form S-4 Registration Statement No. 333-38777 of the Registrant.

ITEM 17. UNDERTAKINGS

           The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                               provided, however, that paragraphs (a)(1)(i) and
                     (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on the 2nd day of September, 1999.


                                             GETTY IMAGES, INC.

                                             By: /s/ MARK H. GETTY
                                                 ----------------------------
                                                 Mark H. Getty
                                                 Executive Chairman



                                POWER OF ATTORNEY

           We, the undersigned officers and directors of Getty Images, Inc., do hereby severally constitute and appoint Mark Getty and Jonathan Klein and each of them our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any post-effective amendments), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

                             SIGNATURE                       TITLE                        DATE
                             ---------                       -----                        ----
/s/ MARK H. GETTY                                          Director                 September 2, 1999
------------------------------------------
Mark H. Getty


/s/ JONATHAN D. KLEIN                                      Director                 September 2, 1999
------------------------------------------
Jonathan D. Klein


/s/ CHRISTOPHER S. SPORBURG                                Director                 September 2, 1999
------------------------------------------
Christopher S. Sporburg


/s/ MARK TORRANCE                                          Director                 September 2, 1999
------------------------------------------
Mark Torrance


/s/ ANDREW GARB                                            Director                 September 2, 1999
------------------------------------------
Andrew Garb


/s/ JAMES N. BAILEY                                        Director                 September 2, 1999
------------------------------------------
James N. Bailey


                                  EXHIBIT INDEX
                                  -------------
EXHIBIT
NUMBER                         DESCRIPTION OF EXHIBITS
------                         -----------------------

2.1* Combination Agreement, dated as of August 5, 1999, among Getty Images, Inc., 3032097 Nova Scotia Limited, EyeWire Partners, Inc. and each of the stockholders of EyeWire Partners, Inc.

4.1(1) Indenture, dated as of May 27, 1998, between Getty Images, Inc. and The Bank of New York, as Trustee

4.2(1)            Form of Note (included in Exhibit 4.1)

4.3(2)            Certificate representing Common Stock

4.4(3)            Amended and Restated Certificate of Incorporation of Getty
                  Images, Inc.

4.5(3)            By-Laws of Getty Images, Inc.

4.6(1) Registration Rights Agreement, dated as of May 27, 1998, among Getty Images, Inc. and BT Alex Brown Incorporated, BankAmerica, Robertson Stephens, Donaldson, Lufkin & Jenrette Securities Corporation and Hambrecht & Quist LLC

4.1* Registration Rights Agreement, dated as of August 5, 1999, by and among Getty Images, Inc. and each of the former stockholders of EyeWire Partners, Inc.

5.1** Opinion of Suzanne L. Page, Esq. regarding legality of securities

23.1*             Consent of PricewaterhouseCoopers, London, England

23.2**            Consent of Suzanne L. Page (included in Exhibit 5.1)

24.1*             Powers of Attorney (contained on page II-6)


---------------------------

 *    Filed herewith.

**    To be filed by amendment.

(1) Incorporated by reference from the Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(2) Incorporated by reference from the Exhibits to the Form 8-A Registration Statement No. 333-38777 of the Registrant.

(3) Incorporated by reference from the Exhibits to the Form S-4 Registration Statement No. 333-38777 of the Registrant.



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